Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Third Quarter 2021 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Director of Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s third quarter 2021 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance, please press star zero on your phone.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Director of Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our third quarter 2021 financial results. With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA margin and adjusted EBITDA. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Thanks Camilo. Good afternoon to those joining us today to discuss the results of our third quarter 2021. red violet delivered a very strong quarter, hitting records in revenue, gross profit, and adjusted EBITDA. We also achieved our first quarter ever of GAAP profitability without a one-time gain. We experienced strong demand for our solutions across the board. Our team performed extremely well, driving and meeting customer demand with the differentiated assets of our cloud-native platform and unified, data-driven solutions.

I am especially pleased with our execution against our multi-year strategic roadmap. As a result of our strong performance, we continue to leverage our cash generation to invest in the expansion of the business.

We generated record revenue of $11.7 million, a 26% increase over the third quarter of last year. Platform revenue increased 26% to $11.3 million. Services revenue increased 24% to $0.4 million. Adjusted gross profit increased 35% to $8.9 million and adjusted gross margin increased to 76% from 71% compared to the same period of 2020.

Adjusted EBITDA increased 73% to a record $3.6 million. We achieved our first quarter ever of GAAP profitability without a one-time gain, generating $1.3 million in net income which translated into earnings of 9 cents per diluted share. We generated $3.5 million in cash from operating activities in the third quarter and as of September 30, 2021, we had $13.4 million in cash and cash equivalents on our balance sheet.

We added over 170 new IDI customers during the third quarter, ending the quarter with 6,314 customers. FOREWARN added over 6,700 users, ending the quarter with 74,377 users. Over 165 REALTOR® Associations throughout the U.S. are now contracted to use FOREWARN.

As demonstrated by recent moves we have made, we are executing against our multi-year strategic plan, positioning the business for the future.

As we continue to penetrate existing and new markets, we are adding to our teams and our capabilities, leveraging our innovative platform, differentiated data assets, and customer-centric solutions to develop new applications for new segments of our business.

As we highlighted on our last earnings call, several very talented individuals joined the team to lead our efforts in property solutions and identity.

Within property solutions, there are a number of opportunities that we have identified where we can solve for various challenges in the marketplace using our analytic capabilities in delivering derived insights from our data to the commercial and residential real estate sector.

Within the broader identity space, transactions continue to move online in an accelerated fashion due to the pandemic, and we see enormous opportunity to leverage our technology and identity graph to deliver insights to the public and private sectors throughout the entire consumer journey – from onboarding to login to transaction, all with the goal of frictionless commerce and fraud capture. Consistent with our company mission, we want to drive increased consumer access to services, including the unbanked and underbanked, while capturing fraud and reducing the associated expense that is ultimately passed on to society as a whole.

Executing against our plan, I would like to highlight a few recent moves we have made. During the quarter, we welcomed Justin Cleveland to head our expansion within the public sector. Justin is an accomplished executive with a demonstrable track record building and leading teams and rapidly scaling public sector businesses across federal, state and local verticals. The public sector is a significant opportunity given the convergence of various government programs and the ongoing digital transformation. We have all of the assets needed to package them up and to deliver targeted solutions to the public sector, which we believe will be a strong growth vertical for us.

Recently, we welcomed Aju John to the red violet team to lead our financial services solutions. Aju, a former LexisNexis and Fiserv product executive, brings a wealth of knowledge and experience from the view of the financial services industry. We are excited to have him aboard as we enhance our current offerings and develop new solutions for enterprise financial services.

Lastly, during the quarter, we announced the creation of our “Innovations in Identity” advisory board, consisting of industry luminaries and accomplished executives from diverse industries to provide strategic guidance in support of the company’s mission.

As you can see from our progression throughout the year, as the economy strengthens, so does demand for our solutions. We are utilizing our solid cash generation to position the company for 2022 and beyond. We are, and will always be, innovating at a rapid pace. And while I am extremely excited about our performance year-to-date and the roadmap ahead, I’m even more excited because we are still in the early innings of our evolution.

I will now turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon. As you can tell from Derek’s commentary, we are extremely pleased with how the business is performing and very excited about the future. This is our third consecutive quarter hitting records in revenue, gross profit, and adjusted EBITDA. As Derek mentioned, we also achieved our first quarter ever of GAAP profitability without a one-time gain, generating $1.3 million in net income which translated into earnings of 9 cents per diluted share. These record numbers reflect strong demand for our solutions and outstanding execution from the entire red violet team. As we invest in talent and leadership to support expansion, we see tremendous opportunity to drive our solutions both up and across markets, which we believe will accelerate our growth in 2022 and beyond.

As we talk about expansion and reinvesting our cash generation into the business, I want you to understand what that means to our P&L. We have done a great job driving the business over the past several years, including through the global pandemic. During that time, we have been pleased with the growth of the business both at the top and bottom line. As we have explained before, due to our fixed cost of revenue model, our growth in revenue has shown incredible leverage at the gross margin line, with each dollar of growth contributing nearly 100% in contribution. Those growth dollars translate nicely to the bottom line. You can see that leverage historically in the sequential improvement in our profitability metrics of adjusted EBITDA, cash from operations and net income. We are tactically hardening our infrastructure teams, expanding our sales capabilities, and building out new areas for solution and market expansion, positioning us well for accelerated revenue growth in 2022 and beyond. We are confident we can make these investments and still see continuing improvement in our profitability metrics. With that said, let’s dive into our third quarter results.

For clarity, all the comparisons I will discuss today will be against the third quarter of 2020, unless noted otherwise.

Total revenue was $11.7 million, a 26% increase over prior year, and our highest quarterly revenue ever. Platform revenue increased 26% to a record $11.3 million. Services revenue was up $0.1 million, or 24%, to $0.4 million. As we have stated for several quarters now, our Services revenue continues to be impacted by COVID related government-imposed collections moratoria and forbearance programs, and as a result, remains well below its pre-COVID highs of $1.1 million to $1.4 million per quarter. Our adjusted gross margin hit a record at 76% for the third quarter, up 5-percentage points. Adjusted EBITDA for the quarter was $3.6 million, up 73% over prior year. This was our third consecutive quarter of record adjusted EBITDA. Adjusted EBITDA margin for the quarter was 31% compared to 23% in prior year.

Continuing through the details of our P&L, as mentioned, revenue was $11.7 million for the third quarter, consisting of revenue from new customers of $0.9 million, base revenue from existing customers of $9.2 million and growth revenue from existing customers of $1.6 million. Our idiCORE billable customer base grew by 173 customers sequentially from the second quarter, ending the third quarter at 6,314 customers. FOREWARN added approximately 6,800 users during the third quarter, ending the quarter at 74,377 users.

Our contractual revenue was 80% for the quarter, a 12-percentage point increase over prior year. Our revenue attrition percentage was 5%, compared to 10% in prior year. We expect our revenue attrition percentage to trend between 5% and 10% for the foreseeable future.

Moving on from our revenue metrics and down the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.1 million or 3% to $2.8 million. This $0.1 million increase was a result of an increase in data acquisition costs. Adjusted gross profit increased 35% to a record $8.9 million, producing an adjusted gross margin of 76%, a 5-percentage point increase over third quarter 2020, and as I pointed out earlier, our highest adjusted gross margin ever.

Sales and marketing expenses remained consistent with prior year at $2.2 million for the quarter. The $2.2 million in sales and marketing expense for the quarter consisted primarily of $1.2 million in employee salaries and benefits and $0.6 million in sales commissions.

General and administrative expenses remained consistent with prior year at $4.1 million for the quarter. The $4.1 million in general and administrative expenses for the quarter consisted primarily of $2.0 million of employee salaries and benefits, $0.9 million of non-cash share-based compensation expense, and $0.7 million in accounting, IT and other professional fees.

Depreciation and amortization increased $0.2 million or 20% to $1.3 million for the quarter. This increase was primarily the result of the amortization of internally developed software.

We are proud to be reporting our first quarter ever of GAAP profitability without a one-time gain. Our net income for the third quarter was $1.3 million compared to a loss of $0.9 million in prior year.

We reported earnings of 10 cents per basic share and 9 cents per diluted share based on a weighted average share count of 12.7 million shares and 13.6 million shares, respectively.

Moving on to the balance sheet. Cash and cash equivalents were $13.4 million at September 30, 2021, compared to $13.0 million at December 31, 2020. Current assets were $18.1 million compared to $16.7 million and current liabilities were $3.1 million compared to $5.0 million.

We generated $7.0 million in cash from operating activities for the nine months ended September 30, 2021, compared to generating $4.7 million in cash from operating activities for the same period in 2020.

Looking at our free cash flow, which we calculate using adjusted EBITDA and subtracting the cash we use for capital expenses, we generated $2.4 million in cash during the third quarter 2021, compared to generating $0.7 million for the third quarter 2020.

Cash used in investing activities was $3.8 million for the nine months ended September 30, 2021, mainly the result of $3.5 million used for software developed for internal use.

Cash used in financing activities was $2.8 million for the nine months ended September 30, 2021, resulting from the taxes paid for the net share settlement of approximately 128,000 shares from restricted stock units. These shares were withheld in treasury and retired prior to the end of the third quarter.

In closing, the numbers continue to speak to the quality of the business. Business is strong, opportunities abound, and the team is executing. As we look to the fourth quarter, we have explained in the past that our fourth quarter historically presents some seasonal headwinds from our transactional customers in the form of less business days. However, our fourth quarter is off to a great start. We are excited to close out what has been a great year for red violet in 2021 and we are highly confident in our ability to have an even better year in 2022.

With that, our operator will now open the line for Q&A?

Q&A

Operator

Thank you, sir. Ladies and gentlemen, if you have a question at this time, please press the star and the number 1 key on your touchtone telephone. If your question has been answered or you wish to remove yourself from the que, please press the # key. Your first question is from James Liu from Insight.

James Liu

Hi there, my name is James. I have a quick question about some of these new verticals. Are you able to provide any color on the fintech and public sector spaces in terms of the upcoming sales pipeline and what the dynamics look like in some of these new verticals? Thank you.

Derek Dubner

Thanks, James. Appreciate it. This is Derek Dubner. Nice to meet you, and we appreciate the question. Yes, anybody who has been following the story understands that sort of this is a multi-year evolution of the business of which we are in early days.

As we continue to evolve, we are taking our innovative technology platform; one that we've built. This is the third time we've done this and successfully sold the platform twice before.

And this platform being cloud native with machine learning, with the scalability, with the throughput involved, with this technology and the differentiated data assets that we have today, including those as we like to stress of millennials and the unbanked and underbanked, we have an incredible opportunity to expand the use cases that we're currently serving today into our current customer base.

We are just now entering the public sector. We have a small presence there. We have significant market out there to go get, hence bringing onboard Justin Cleveland, a thought leader in that space who is advancing our interest there.

As far as fintech goes and public sector, as you know, we talked a little bit about the convergence of everything moving online and the need of really every industry, not just public sector or fintech to understand identity, understanding who that person is moving through the system and to make it really a seamless and frictionless experience for the consumer while protecting the interest of the entity in the public or private sector.

So, we are presently performing much in the way of identity verification for some of the leading platforms out there, if you will, a number of private companies serving various public and private sector end users. Of which they're turning back to us and saying, I need more and more of the analytics that you're running across your platform and the information that we're able to glean from your systems. Many of these platforms are transactional. They're calling out to third parties like us for data.

And we have such a large asset in the way of our data that we know ground truth. We're able to run the analytics, we're able to understand who parties are, entity resolution, if you will, and really to perform identity verification, we believe, like no other. So it's natural for us that as we are now for a number of quarters generating really healthy cash flow, that we're reinvesting in the business and expanding in those areas.

So very excited. Jim Greenwell is leading our path through Identity, Justin Cleveland in the public sector. It's a very competitive market, so we do intentionally hold many of these things close to the vest on where we're going and where we're winning.

So forgive us for not sharing much detail in that. But there are many interested in where we are and where we're going. And we think the numbers are going to bear out, and we're going to demonstrate our success as we continue to expand the business.

James Liu

Thank you.

Derek Dubner

Thanks, James.

Operator

Your next question is from Ryan Notvest from SEMCAP.

Ryan Notvest

Hey, good evening guys, this is Ryan. Thanks for taking my question. Just following up on James' question about expanding into new verticals and use cases. Is there anything in your contract with your largest data provider that would cause a reset of the cost structure to you guys as you expand and kind of repurpose the data that they're providing to you? Anything to be aware of on that front?

Daniel MacLachlan

No. We have a very flexible term with -- and this is Dan, and thanks for the question. We have very flexible terms with kind of our partnership we have with our largest data provider.

And we actually just renewed for another five years that contract, so kind of hardened that data provider over the long term in that partnership. But we have a lot of flexibility within the use case and how we serve broader identity and really unlimited use from kind of a fee perspective.

We bring the data in-house. Whether we run the transaction one time or 100 million times, it costs the same to us. So that's what gives us that tremendous leverage. And that will be true as we go into the public sector, that will be true as we go into fintech and be able to leverage that fixed cost model to increase revenue and ultimately continue to drive those profitability numbers all the way down to the bottom line.

Ryan Notvest

Got it. Got it. You said you just renewed that. Anything to call out in terms of how the renewal went and the pricing that you're paying now that we should be aware for modeling purposes?

Daniel MacLachlan

No, not really. I think when you look at just kind of the cycle, most of these contracts that are kind of long partnerships around that five-year cycle. And so when you look back when we started just over five years ago, it's kind of coming up for the renewal.

We've renewed a number of them and are potentially -- particularly our largest data provider that we just renewed for another five years. Basically, at the same cost at renewing or ending expense. So from a modeling standpoint, no material change to the data cost anytime in the near or midterm.

Ryan Notvest

Got it, great. Thanks very much.

Daniel MacLachlan

Thank you.

Derek Dubner

Thanks, Ryan.

Operator

There are no further questions at this time. I will now turn the call over back to Mr. Derek Dubner.

Derek Dubner

Thanks to everyone who joined us today. We delivered a strong third quarter and are very optimistic as we head into 2022 and beyond. We are executing upon a deep product roadmap that is guided by the secular tailwinds of the digital transformation, the increasing need for fraud capture, and the ever-present desire to derive actionable insights from data. And, as a result of solid cash generation, we are investing in our valuable assets in the way of people, innovative technology and customer-centric solutions with an eye towards accelerating our path to even greater opportunities. Good afternoon.

Operator

Ladies and gentlemen, this concludes today's conference. Thank you for your participation. Have a wonderful day. You may all disconnect.